Media Contact:
Amy Cone Burrell
720-488-1711

LIFELINE THERAPEUTICS ANNOUNCES FIRST QUARTER RESULTS

ENGLEWOOD, COLORADO, November 15, 2005 — Lifeline Therapeutics, Inc. (OTCBB:LFLT) today announced results for its first quarter ended September 30, 2005.  Sales revenue for the quarter was $2,964,591 as compared with no sales revenue for the same quarter in the prior fiscal year.  Lifeline launched sales of its product, Protandim®, during the second half of the fiscal year ended June 30, 2005, and the Company had no sales revenue prior to that time.

Lifeline had a net income of $80,315 for the first quarter of the fiscal year, which included $2,296,253 in operating expenses, in addition to  $596,561 for cost of sales.  For the fiscal quarter ended September 30, 2004, Lifeline had a net loss of $331,229, which included total operating expenses of $267,336.

“We are pleased with our first quarter sales of Protandim, for which our product launch occurred in February of 2005,” stated interim CEO Brenda March.  “We also believe we have strengthened our financial position significantly with the conversion and repayment of our interest-bearing debt that occurred before the end of our June 30, 2005 fiscal year.  Additionally, we plan to complete our search and hire a new CEO within the next 30 days.”

ABOUT LIFELINE THERAPEUTICS

Lifeline Therapeutics, Inc. is a publicly-traded company (OTCBB: LFLT) based in Denver, Colorado that markets Protandim, a patent-pending dietary supplement that increases the body’s natural antioxidant protection. For more information, please visit the company website at www.lifelinetherapeutics.com or the Protandim product website at www.protandim.com.

###

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.